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                                                                     EXHIBIT A


                         [Cardima, Inc. Letterhead]




                              December 23, 1998



To the Stockholders of Cardima, Inc.


Dear Stockholder:

     On or before January 8, 1999, Cardima, Inc. (the "Company") expects to close a private equity financing ("Financing") pursuant to which it will sell a minimum of 5,000,000 and a maximum of 7,500,000 shares of its Common Stock, par value $0.001, to certain accredited investors. The sale price of the shares will be $2.00 per share and the Company will receive gross proceeds of between $10,000,000 and $15,000,000 from the sale. Pursuant to Rule 4460(i)(2) of the National Association of Securities Dealers, Inc. (the "NASD"), the Company has obtained an exception from the Nasdaq Stock Market, Inc. ("Nasdaq") as to a stockholder vote which would otherwise have been required under NASD Rule 4460(i)(D)(ii). The Company is sending this letter to all of its stockholders of record as of December 16, 1998.

     On November 16, 1998, Nasdaq notified the Company that based on financial information contained in the Company's Form 10-Q for the period ended September 30, 1998, the Company was no longer in compliance with the net tangible asset requirement of $4,000,000 for continued listing under NASD Rule 4450(a), Maintenance Standard 1 for Nasdaq National Market ("NNM") securities. On December 4, 1998, the Company received a letter from Nasdaq informing the Company that Nasdaq had decided to delist the Company's Common Stock from Nasdaq effective on the close of business December 10, 1998. In response to this letter, the Company requested an oral hearing with respect to Nasdaq's determination which had the effect of staying the delisting until the time of the oral hearing. The hearing has been scheduled for February 18, 1999.

     The Company has considered various financing options to bring it back into compliance with the net tangible asset requirement. The Company, through its placement agent (the "Placement Agent"), has already identified certain accredited investors to participate in the proposed Financing, including current principal investors of the Company (the "Principal Investors"). The Company believes that sufficient capital will be raised through such Financing to address its net tangible asset deficiency prior to the hearing. However, there can be no assurances that the Financing will be completed or even if completed that Nasdaq will permit the continued listing of the Company's Common Stock. Nasdaq's decision with respect to continued listing will be based in part on the Company's ability to demonstrate to Nasdaq that the
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Company can sustain compliance with Nasdaq's listing requirements beyond completion of the Financing. In the event that the Company's Common Stock is delisted from the NNM and the Company doesn't qualify for listing on the Nasdaq SmallCap Market, trading, if any, in the Company's Common Stock would thereafter occur in the over-the-counter-market in the so-called "pink sheets" published by the National Quotation Bureau or the OTC Bulletin Board of the NASD. As a consequence of such delisting, a stockholder would likely find it more difficult to sell, or obtain quotations as to the price of, the Company's Common Stock.

     The other financing options explored by the Company included (i) issuing Common Stock, potentially at a discount with or without warrants, (ii) issuing convertible Preferred Stock with various terms and conditions, (iii) obtaining funds from various venture capital entities, and (iv) obtaining funds through debt financing. After due investigation of the options available to the Company and due deliberation, the Company determined the terms and conditions of the proposed Financing, including the amount of money to be raised, the Placement Agent's commission, and the number of shares that would be offered are as follows:

        (a) Equity Capital to be Raised and Price of Shares to be Issued. The amount of equity capital to be raised pursuant to the Financing will not be less than $10,000,000 nor more than $15,000,000. The Company has determined that the shares issued in the Financing will be sold at a price of $2.00 per share; this price reflects a 29% discount as to the per share market price of the Company's Common Stock as reported on December 22, 1998.

        (b) Agreement with the Placement Agent. Pursuant to the Company's agreement with the Placement Agent, the Placement Agent shall offer the shares to accredited investors on behalf of the Company and receive a commission equal to 8% of the total equity capital raised, less any equity capital invested by the Principal Investors. The maximum commission payable to the Placement Agent would equal $1,200,000, assuming the Company's receipt of $15,000,000 from wholly new investors. The Placement Agent, at its option, may elect to receive all or any portion of its commission in shares of Common Stock valued at $2.00 per share. If the Placement Agent elects to receive some or all of its commission in shares of Common Stock (assuming a maximum commission of $1,200,000 is earned), the Company would issue up to an additional 600,000 shares of Common Stock (collectively the shares issued to the Placement Agent and the shares purchased in the Financing are hereinafter referred to as the "Shares"). The Placement Agent will also be issued warrants ("the "Warrants") to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock placed in the Financing, excluding the shares of Common Stock placed with the Principal Investors, if any, and any shares of Common Stock the Placement Agent elects to receive in lieu of its commission. The Warrants will have: (i) an issue price of $.01 per Warrant, (ii) a five-year term, (iii) an exercise price equal to $2.20 per share of Common Stock and (iv) certain anti-dilution protections. Assuming a Financing of $15,000,000 involving only new

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             investors, the Warrants would be exercisable for an additional
             750,000 shares of Common Stock.

        (c) Fee Prepayment Obligation. The Company is required to make an up front payment of $20,000 against the Placement Agent's commission, $10,000 of which is non-refundable. In the event the Placement Agent fails to complete the Financing, the remaining $10,000 shall be refundable to the Company to the extent that it exceeds documented Financing costs incurred by the Placement Agent.

        (d) Registration Obligation. Within 30 business days of the closing (the "Closing") of the Financing ("Deadline"), the Company, at its expense, will be required to (i) file with the Securities and Exchange Commission a resale registration statement on Form S-3 or (ii) amend an existing registration statement (each a "Registration Statement"), either of which will provide for the registration of the resale of the Shares and the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). The Company shall use its best efforts to cause the Registration Statement to become effective as soon as practicable and to maintain the effectiveness of such Registration Statement until the investors in the Financing and the Placement Agent can sell the Shares and/or the Warrant Shares, as the case may be, pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Act").

        (e) Late Registration Filing Penalty. In the event that the Company fails to timely file the Registration Statement, the Company shall be required to issue to the holders of the Shares, additional shares of Common Stock equal in number to (i) 1% of the shares purchased by all investors in the Financing for each 30 days, or part thereof, the filing is delayed until 60 days after the Deadline and (ii) 2% of the shares purchased by all investors in the Financing for each 30 days, or part thereof, the filing is delayed from 60 days after the Deadline; provided,
                                                                --------
             however, that the Company shall not be required to issue such
             -------
             shares of Common Stock if the failure to file the Registration Statement is caused by (a) the failure of the investors in the Financing or the Placement Agent to provide information in connection with such Registration Statement or (b) the occurrence of a material event, not in the ordinary course, which may delay the filing of such Registration Statement pending public disclosure, which disclosure shall be promptly made.

        (f) Lock-up. For a period of one (1) year following the Closing, the Company shall not sell or offer to sell any of its securities, except pursuant to the Company's stock option plans, without the written consent of the Placement Agent, which consent shall not be unreasonably withheld. All of the Company's officers, directors and principal stockholders will agree to lock-up their shares for a period of 180 days following the Closing.

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     The following table summarizes the potential dilutive effect, for percentage ownership purposes, of the Financing on existing stockholders, where the Company raises $15,000,000 through the sale of 7,500,000 shares of Common Stock, the conversion of the Placement Agent's commission into 600,000 shares of Common Stock, and after giving effect to the exercise of the Warrants for 750,000 shares of Common Stock:

                                                  Shares            Percentage
                                                  ------            ----------

Outstanding Common Stock                          8,350,000           48.55%
New Common Stock                                  8,850,000           51.45%
                                                 ----------          -------
Total                                            17,200,000          100.00%

     If any Principal Investors participate in the Financing, the effects of the Financing on these stockholders may be different from the effects on other stockholders in that participation may increase their particular percentage ownership in the Company.

     The Financing is intended to be exempt from the registration requirements of the Act, and the Company expects to rely upon the Regulation D "safe harbor" provisions, or other exemptions, promulgated under the Act.

     NASD Rule 4460(i)(D)(ii) requires NNM issuers to obtain stockholder approval before the sale or issuance of common stock (or securities convertible into common stock) in a transaction other than a public offering where (i) the price per share is less than the GREATER OF (a) the market value per share of common stock or (b) the book value per share, and (ii) the amount of the common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the company outstanding prior to such issuance (the "20% Rule").

     The Financing will result in the issuance of Common Stock of the Company of an amount in excess of 20% of the currently outstanding shares of Common Stock as of December 16, 1998 (without giving effect to any Warrant Shares which may be issued) and at a price which is less than the market value per share of the Company's Common Stock, based on recent closing prices. After giving effect to the Warrant Shares and assuming the Placement Agent elects to receive all of its commission in shares of Common Stock valued at $2.00 per share, the Financing will cause the total number of shares of Common Stock issued by the Company to exceed 100% of the currently outstanding shares of Common Stock.

     In anticipation of the Financing, the Company requested that Nasdaq waive the 20% Rule pursuant to Rule 4460(i)(2). Rule 4460(i)(2) permits exceptions to stockholder approval of certain issuances that would otherwise be required upon application to Nasdaq indicating that (i) the delay in securing stockholder approval would seriously jeopardize the financial viability of the company, and (ii) the audit committee approves reliance on the exception. On December 21, 1998, Nasdaq informed the Company that it approved the Company's request subject to certain conditions, including: (i) a finding by the Company's audit committee approving reliance on the exception, as the delay in securing stockholder approval in advance of the issuance would seriously jeopardize the Company's financial viability, and (ii) mailing of a notice to all

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stockholders, not less than ten days prior to the issuance of the Common Stock in the Financing. Accordingly, this letter is to serve as (i) notice to the Company's stockholders of the Company's reliance on the exception from seeking stockholder approval for the issuance of more than 20% of the currently outstanding shares of the Company's Common Stock at a price less than the per share market value of the Common Stock, and (ii) confirmation that the audit committee has expressly approved the Company's reliance on the exception contained in Rule 4460(i)(2).



                                          Very truly yours,



                                          Phillip Radlick, Ph.D.
                                          President and
                                          Chief Executive Officer


Statements included in this letter that are not historical or current facts and which relate to the Financing, the delisting of the Company's Common Stock from Nasdaq, or the Company's compliance with Nasdaq listing requirements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, the completion of the Financing on substantially the same terms described in this letter, Nasdaq's determination as to the Company's compliance with the requirements, including the Company's ability to demonstrate sustainable, long-term compliance with all applicable requirements, fluctuations in operating results, limited sales and marketing experience, and volatility of the Company's stock price.

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. THE SECURITIES IN THIS LETTER HAVE NOT BEEN REGISTERED FOR SALE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SO OFFERED OR SOLD ABSENT SUCH REGISTRATION UNDER THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

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